Exhibit 8.1

250 West 55th Street New York, NY 10019-9601 U.S.A. Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com	morrison & foerster llp austin, beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

June 8, 2022

Silver Crest Acquisition Corporation
Suite 3501, 35/F, Jardine House,
1 Connaught Place, Central, Hong Kong
Telephone: +852-2165-9000

Ladies and Gentlemen:

We have acted as United States counsel to Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”), in connection with the preparation of the registration statement on Form F-4 (and together with the Proxy Statement/Prospectus filed therewith, and as amended, the “Registration Statement”) (Registration No. 333-259743) originally filed with the Securities and Exchange Commission on September 23, 2021, under the Securities Act of 1933, as amended, by TH International Limited, a Cayman Islands exempted company (“THIL”).

The Registration Statement is being filed in connection with transactions contemplated by the Agreement and Plan of Merger, dated as of August 13, 2021 (the “Merger Agreement”), by and among Silver Crest, THIL, and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”) (such transactions, collectively, the “Business Combination”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

In rendering our opinion set forth below:

a)	We have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate for purposes to enable us to render the opinion set forth below (such Merger Agreement, Registration Statement, and other documents, collectively, the “Combination Documents”). We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

b)	We have assumed, with your permission and without any independent investigation or review thereof, that:

i.	All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered by non-Silver Crest parties where such due execution and delivery are a prerequisite to the effectiveness thereof, and all non-Silver Crest parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

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ii.	All statements regarding factual matters, representations, warranties, and covenants contained in the Combination Documents are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time;

iii.	Any representations made in the Combination Documents “to the knowledge of” or based on the “belief” or “intent” of any person, or that are similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, in each case without such qualification;

iv.	There are no understandings between any of the parties that would alter, or are inconsistent with, the terms and representations set forth in the Combination Documents, and none of the material terms and conditions of the Combination Documents have been or will be waived or modified; and

v.	The Business Combination will be effected in accordance with the Combination Documents, the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Combination Documents, and all applicable reporting requirements have been or will be satisfied;

c)	We have based our opinion on the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Business Combination, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of our opinion. We assume no responsibility to inform Silver Crest of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. In addition, our opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events.

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Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements set forth in the Registration Statement under the section entitled “Taxation — Material U.S. Federal Income Tax Considerations” (the “Tax Disclosure”), insofar as such statements set forth legal conclusions regarding U.S. federal income tax law, constitute our opinion regarding such material U.S. federal income tax consequences of the Business Combination.

We express no opinion on any transactions other than the Business Combination, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the U.S. federal income tax matters discussed in the Tax Disclosure, and does not address (a) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure, (b) any matter arising in connection with Section 367 of the Code, or (c) any matter arising in connection with Section 7874 of the Code.

The U.S. federal income tax consequences of the Business Combination are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there can be no assurance or guarantee that either will agree with our conclusions. The U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also to the references to Morrison & Foerster LLP in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature continued on next page]

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Sincerely,

/s/ Morrison & Foerster LLP